Exhibit 99.1

BOREALIS FOODS INC. RECEIVES EXPECTED NOTIFICATION OF DEFICIENCY FROM NASDAQ RELATED TO DELAYED FILING OF QUARTERLY REPORT ON FORM 10-Q FOR FISCAL QUARTER ENDED MARCH 31, 2026

Toronto, Ontario, May 27, 2026 – Borealis Foods Inc. (Nasdaq: BRLS) (the “Company”) today announced that on May 21, 2026, the Company received a notice (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) due to the Company's failure to timely file its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026 (the “Q12026 Form 10-Q”) with the Securities and Exchange Commission (the “SEC”). The Notice supplements the prior notice received by the Company from Nasdaq on April 17, 2026 relating to the Company's delayed Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “2025 Form 10-K”), as previously disclosed. The Notice has no immediate effect on the listing or trading of the Company's Common Shares or Warrants on the Nasdaq Capital Market.

In accordance with Nasdaq's listing rules, the Company has until June 16, 2026 to submit a plan of compliance to Nasdaq addressing how the Company intends to regain compliance with the Listing Rule with respect to both the 2025 Form 10-K and Q12026 Form 10-Q. If Nasdaq accepts the Company's plan, Nasdaq may grant the Company up to 180 calendar days from the due date of the 2025 Form 10-K, or until October 12, 2026, to regain compliance. The Company intends to file the Q12026 Form 10-Q as soon as practicable, and currently expects to do so no later than early June 2026, which the Company believes, together with the filing of the 2025 Form 10-K, will cure the deficiency and regain compliance with the Listing Rule.

About Borealis Foods Inc.

Borealis Foods Inc. is a food technology company focused on developing and commercializing innovative, nutritious, and affordable food products. The Company's Common Shares and Warrants are listed on the Nasdaq Capital Market under the symbols “BRLS” and “BRLSW,” respectively. For more information, visit www.borealisfoods.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements regarding the Company's anticipated timing for filing the Q12026 Form 10-Q and the Company's ability to regain compliance with Nasdaq's listing rules. Forward-looking statements are generally identified by words such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “will” and similar expressions. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements, including risks related to the completion of the Company's interim financial statements and related interim review, the Company's ability to file the Q12026 Form 10-Q within the anticipated timeframe, the Company's ability to regain and maintain compliance with Nasdaq's continued listing requirements, and other risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. The Company's filings with the SEC are available at www.sec.gov. Investors should not place undue reliance on the Company's forward-looking statements. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release, except as required by applicable law.